Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

COMFORCE Corporation:

We consent to incorporation by reference in the registration statements on Form S-3 (Registration Nos. 333-47941 and 333-52356) and Form S-8 (Registration Nos. 333-32271, 333-46787, 333-82199, 333-56962 and 333-104730) of COMFORCE Corporation and subsidiaries of our report dated March 15, 2005, relating to the consolidated balance sheets of COMFORCE Corporation and subsidiaries as of December 26, 2004 and December 28, 2003, and the related consolidated statements of operations, stockholders’ (deficit) equity and comprehensive income (loss), and cash flows and the related financial statement schedule for each of the fiscal years in the three-year period ended December 26, 2004, which report appears in the December 26, 2004 annual report on Form 10-K of COMFORCE Corporation.

/s/ KPMG LLP

KPMG LLP

Melville, New York

March 24, 2005

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